                                                                     Exhibit 3.7


                       ARTICLES OF ASSOCIATION AND BYLAWS
                                       OF
                               COTT HOLDINGS INC.

                                 INTERPRETATION

1. In these Articles, unless there be something in the subject or context inconsistent therewith:

      (1) "ACTS" means the Companies Act (Nova Scotia) (the "NOVA SCOTIA ACT") and the General Corporation Law of Delaware (the "GCL"), in either case as amended from time to time, and "ACT" means either of them as context requires;

      (2) "ARTICLES" means these Articles of Association and Bylaws and all amendments hereto which may be properly enacted in accordance with the requirements of the GCL for the enactment of bylaws and the requirements of the Nova Scotia Act for the enactment of articles of association;

      (3)   "BOARD OF DIRECTORS" means the board of directors of the Company;

      (4)   "COMPANY" means the company named above;

      (5)   "DIRECTOR" means a director of the Company;

      (6) "MEMORANDUM" means the Memorandum of Association and Certificate of Incorporation of the Company and all amendments thereto;

      (7)   "MONTH" means calendar month;

      (8) "NOVA SCOTIA OFFICE" means the registered office of the Company in the Province of Nova Scotia;

      (9)   "PERSON" includes a body corporate;

      (10)  "PROXYHOLDER" includes an alternate proxyholder;

      (11) "REGISTER" means the register of members or stock holders and where the context permits includes a branch register of members;

      (12) "NOVA SCOTIA REGISTRAR" means the Registrar as defined in the Nova Scotia Act;

      (13) "SECRETARY" includes any person appointed to perform the duties of the Secretary temporarily;

      (14) "SHAREHOLDER" means a member as that term is used in the Nova Scotia Act in connection with a company limited by shares and means a stockholder as that term is used in the GCL;